UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 6, 2011 (December 31, 2010)

TENNESSEE COMMERCE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Tennessee	00051281	62-1815881
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

381 Mallory Station Road Suite 207 Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (615) 599-2274

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2010, Michael R. Sapp and Tennessee Commerce Bancorp, Inc. (the “Company”) and Tennessee Commerce Bank, a wholly-owned subsidiary of the Company (the “Bank” and, together with the Company, the “Employer”), entered into (i) an amendment to Mr. Sapp’s Salary Continuation Plan, dated as of May 19, 2009 (the “Salary Continuation Plan”), to freeze benefit accruals under the Salary Continuation Plan effective as of December 31, 2010 and (ii) a Supplemental Salary Continuation Plan (the “Supplemental Plan”) for the benefit of Mr. Sapp effective as of January 1, 2011.  The Salary Continuation Plan, as amended, and the Supplemental Plan are unfunded arrangements maintained primarily to provide supplemental retirement benefits for Mr. Sapp.

Amendment to Salary Continuation Plan

Pursuant to the amendment to the Salary Continuation Plan, Mr. Sapp’s benefit accruals under the Salary Continuation Plan have been frozen effective as of December 31, 2010.  Accordingly, after such date (i) no additional service or compensation will be credited under the Salary Continuation Plan and (ii) accrued benefits under the Salary Continuation Plan will be frozen such that no additional benefits will be accrued.  Frozen accrued benefits under the Salary Continuation Plan will be paid in accordance with the terms of the Salary Continuation Plan.

The foregoing summary of the amendment to the Salary Continuation Plan updates and, to the extent inconsistent, supersedes the summary of Mr. Sapp’s Salary Continuation Plan set forth in Item 5.02 of that certain Current Report on Form 8-K filed by the Company on May 26, 2009.

The summary of the amendment to the Salary Continuation Plan presented in this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Supplemental Plan

The parties also entered into the Supplemental Plan effective as of January 1, 2011.  Under the Supplemental Plan, the Employer will make contributions to a grantor trust (the “Trust”) for the benefit of Mr. Sapp.  Upon the second anniversary of Mr. Sapp’s termination of employment (i) on or after his normal retirement date for reason other than death, or (ii) attributable to a disability, he will receive monthly installment payments for a period of eight years, with the annual amount equal to the greater of (A) annual installments based on the value of his account in the Trust paid over the life expectancy of Mr. Sapp, and (B) the amounts of any annual cash distributions paid to the Trust from investment funds held in the Trust.  Upon the tenth anniversary of Mr. Sapp’s termination of employment, the Company will pay Mr. Sapp an amount equal to the remaining value of his Trust account or, in its sole and absolute discretion, may deliver to Mr. Sapp any property that is held in the Trust for these purposes.  In the event of Mr. Sapp’s early retirement, he will receive the benefits payable at normal retirement age subject to a reduction based on his age at termination of employment.  Upon Mr. Sapp’s termination of employment within 24 months following a change of control, he will be paid a lump sum benefit of his account balance in the Trust.  If Mr. Sapp dies while employed by the Employer, instead of any benefits payable under the Supplemental Plan described above, the Employer will pay to Mr. Sapp’s beneficiary an amount equal to his account balance in the Trust at the time of death.  No benefits are payable under the Supplemental Plan, however, in the event Mr. Sapp’s employment is terminated for cause.

In all events, benefits under the Supplemental Plan will be reduced by benefits from the frozen Salary Continuation Plan.

The Supplemental Plan also includes covenants against competition, solicitation or disclosure of confidential information, which covenants will apply throughout the ten-year period beginning on the date of Mr. Sapp’s termination of employment. If Mr. Sapp breaches any of such covenants, the right of Mr. Sapp and any designated beneficiary to any payments under the Supplemental Plan after the date of the breach will be forever forfeited. This forfeiture is in addition to any injunctive or other relief that may be available to the Employer.

The summary of the Supplemental Plan presented in this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the full text of the Supplemental Plan, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment to freeze benefit accruals under the Salary Continuation Plan, dated as of December 31, 2010, by and among Tennessee Commerce Bancorp, Inc., Tennessee Commerce Bank and Michael R. Sapp

10.2	Supplemental Salary Continuation Plan, dated as of December 31, 2010, by and among Tennessee Commerce Bancorp, Inc., Tennessee Commerce Bank and Michael R. Sapp

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNESSEE COMMERCE BANCORP, INC.

By:	/s/ Frank Perez
Frank Perez
Chief Financial Officer

Date: January 6, 2011

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amendment to freeze benefit accruals under the Salary Continuation Plan, dated as of December 31, 2010, by and among Tennessee Commerce Bancorp, Inc., Tennessee Commerce Bank and Michael R. Sapp

10.2	Supplemental Salary Continuation Plan, dated as of December 31, 2010, by and among Tennessee Commerce Bancorp, Inc., Tennessee Commerce Bank and Michael R. Sapp